Filed Pursuant to Rule 433
                                                   Registration No. 333-121067
                                                              December 7, 2005

LEHMAN BROTHERS
Fixed Income Derivative Products

                         15YR NC 3MO Lehman Range Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 18, 2005, the prospectus supplement dated May 18, 2005, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR(R)) at www.sec.gov, with "Lehman Brothers Holdings Inc." as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-212-528-6428/ 1-212-528-8576. A copy of the prospectus may be obtained from Lehman Brothers Inc., Attn: Structured Note Desk, 3rd Floor, 745 Seventh Avenue, New York, NY 10019.

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Issuer:                         Lehman Brothers Holdings Inc.
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Ratings:                        Moody's A1/ S&P A+/ Fitch A+
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Issue Size:                     $5,000,000
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CUSIP:                          52517PD24
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Trade Date                      12/7/05
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Settlement Date:                12/28/05
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Maturity Date:                  12/28/2020
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Coupon:                         8.50%, subject to range accrual provision
---------------------------
Day Count Basis:                30/360
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Range Accrual Provision:        The Coupon shall accrue for each day LIBOR is
                                within the LIBOR Accrual Range on each LIBOR
                                Observation Determination Date, i.e. less
                                than the LIBOR Accrual Range maximum and
                                above the LIBOR Accrual Range minimum.
                                For days that LIBOR is not within the LIBOR
                                Accrual Range, the Minimum Coupon accrues
                                (Minimum Coupon = 0%)
---------------------------
LIBOR Accrual Range:            From 12/28/05 up to 12/28/20, the Range will
                                be 0% (inclusive) to 7.0% (inclusive)
---------------------------
LIBOR Source:                   LIBOR is the 6- month USD LIBOR BBA setting
                                at 11:00am London time as published on
                                Telerate page 3747. Backup source is average
                                of 5 BBA reference banks
---------------------------
Coupon Payment Dates:           Quarterly on 28th of March, June, September
                                and December, commencing March 28, 2006,
                                subject to optional redemption
---------------------------
LIBOR Accrual Reset Dates:      Daily
---------------------------

---------------------------
LIBOR Obsevation Date:          With respect to each London Business Day that
                                does not occur during the LIBOR Suspension
                                Period, that London Business Day. With
                                respect to each day that is not a London
                                Business Day not occurring during the LIBOR
                                Suspension Period, the last preceding London
                                Business Day. With respect to each day
                                occurring during the LIBOR Suspension Period,
                                the LIBOR Observation Date will be the last
                                London Business Day preceding the first day
                                of such LIBOR Suspension Period.
---------------------------
LIBOR                           Suspension Period: The period beginning on the
                                fifth New York and London Business Day prior
                                to but excluding each Interest Payment Date
                                (including the Stated Maturity Date).
---------------------------
Business Days:                  New York and London
---------------------------
Optional                        Redemption: Lehman Brothers Holdings has the
                                right to call the notes in whole or in part
                                at par quarterly on 28th of March, June,
                                September and December, commencing March
                                28th, 2006 with 5 New York and London
                                Business Days notice.
---------------------------
Payment Convention:             Modified following New York and London
                                Business Day convention with no adjustment
                                for period end dates.
---------------------------
Issue Price:                    100.0%
---------------------------
Denominations:                  $1,000 / $1,000
---------------------------
Calculation Agent:              LBSF
---------------------------
Underwriter:                    Lehman Brothers Inc.
---------------------------


Risk Factors

Issuer Credit Risk
Investors are subject to the credit risk of the Issuer. The credit ratings assigned to the Issuer represent the Rating Agencies' opinion regarding its credit quality and are not a guarantee of quality. Rating Agencies attempt to evaluate the safety of principal and interest payments and do not evaluate the risks of fluctuations in market value. Therefore, the ratings assigned to the Issuer may not fully reflect the true risks of an investment in the Notes.

Market Risk
There are various factors that affect the market value of the Notes. These include, but are not limited to, the general level of interest rates, shape of the yield curve and level of implied interest rate volatility. Accordingly, the secondary market price of the Notes will depend primarily on all of the above factors, perceptions of issuer credit quality and remaining time to maturity.

Liquidity Risk
Neither Lehman Brothers Inc. nor the Issuer is obligated to make a secondary market in these Notes. Where Lehman Brothers Inc. or the Issuer does purchase Notes, the bid/offer spread in most cases may be wider than plain-vanilla corporate and agency bonds.

Due to the above factors, 100% of the principal amount is only protected at maturity. There is a risk that the investor may receive substantially less that 100% should they wish to sell their Notes prior to maturity.

Conflicts of Interest
Lehman Brothers Inc., the Issuer or one or more of their respective affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the shape of the yield curve specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes.

This investment bears risk related to the prescribed ranges. If 6-month LIBOR sets out of the range the coupon will accrue at zero. Specifically, selling this security during a period in which the coupon is accruing at zero, or during a period in which the market's perception of the probability of 6 month LIBOR trading out of the range is high, will result in a dollar price less than 100%. Selling this or any fixed income security prior to maturity or call date may result in a dollar price less than 100%, and therefore a potential loss of principal.


Certain United States Federal Income Tax Consequences

Treatment of Notes as Variable Rate Debt Instruments

The Issuer believes that the Notes provide for interest at an "objective rate" and therefore constitute "variable rate debt instruments," as those terms are defined in the original issue discount regulations. The Issuer intends to report interest deductions with respect to the Notes based on this treatment. Under such characterization, holders of the Notes would report interest as ordinary income at the time it is paid or accrued in accordance with their method of accounting for tax purposes.

Investors who purchase the Notes at a market discount or premium should consult their tax advisors regarding the appropriate rate of accrual or amortization for such market discount or premium. Investors should consult their tax advisors regarding possible alternative treatments of the Notes, including the possible application of the contingent payment debt regulations. See "United States Federal Income Tax Consequences--Debt Securities-- Consequences to United States Holders" in the prospectus.


Historical Levels of 6-Month LIBOR

The historical experience of 6-Month LIBOR should not be taken as an indication of the future performance of 6-Month LIBOR during the term of the Notes. Fluctuations in the level of 6-Month LIBOR make the Notes' effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

        Hypothetical LIBOR             6-Month LIBOR             Hypothetical LIBOR            6-Month LIBOR
         Observation Date                   (%)                   Observation Date                  (%)
--------------------------------  ---------------------- ---------------------------------- -------------------
March 28, 1987                             6.500         December 28, 1996
June 28, 1987                              7.375         March 28, 1997                            5.625
September 28, 1987                         8.750         June 28, 1997                             5.938
December 28, 1987                          7.906         September 28, 1997                        5.875
March 28, 1988                             7.062         December 28, 1997                         5.844
June 28, 1988                              8.000         March 28, 1998                            5.906
September 28, 1988                         8.812         June 28, 1998                             5.750
December 28, 1988                          9.500         September 28, 1998                        5.750
March 28, 1989                            10.812         December 28, 1998                         5.250
June 28, 1989                              9.188         March 28, 1999                            5.157
September 28, 1989                         9.062         June 28, 1999                             5.061
December 28, 1989                          8.312         September 28, 1999                        5.464




March 28, 1990                             8.688         December 28, 1999                         5.936
June 28, 1990                              8.438         March 28, 2000                            6.166
September 28, 1990                         8.312         June 28, 2000                             6.520
December 28, 1990                          7.562         September 28, 2000                        6.940
March 28, 1991                             6.562         December 28, 2000                         6.760
June 28, 1991                              6.562         March 28, 2001                            6.204
September 28, 1991                         5.688         June 28, 2001                             4.749
December 28, 1991                          4.375         September 28, 2001                        3.830
March 28, 1992                             4.562         December 28, 2001                         2.522
June 28, 1992                              4.062         March 28, 2002                            1.981
September 28, 1992                         3.312         June 28, 2002                             2.330
December 28, 1992                          3.688         September 28, 2002                        1.956
March 28, 1993                             3.312         December 28, 2002                         1.750
June 28, 1993                              3.500         March 28, 2003                            1.392
September 28, 1993                         3.375         June 28, 2003                             1.260
December 28, 1993                          3.500         September 28, 2003                        1.225
March 28, 1994                             4.188         December 28, 2003                         1.180
June 28, 1994                              5.125         March 28, 2004                            1.230
September 28, 1994                         5.688         June 28, 2004                             1.150
December 28, 1994                          7.000         September 28, 2004                        1.870
March 28, 1995                             6.438         December 28, 2004                         2.170
June 28, 1995                              5.875         March 28, 2005                            2.766
September 28, 1995                         5.938         June 28, 2005                             3.370
December 28, 1995                          5.500         September 28, 2005                        3.660
March 28, 1996                             5.500
June 28, 1996                              5.750
September 28, 1996                         5.750